Exhibit 10.10
SERVICES AGREEMENT
     This Services Agreement (this “Agreement”) is entered into as of the 25th day of October, 2007 (the “Effective Date”), among CVR Partners, LP, a Delaware limited partnership (“MLP”), CVR GP, LLC, a Delaware limited liability company (“Managing GP”), CVR Special GP, LLC, a Delaware limited liability company (“Special GP”), and CVR Energy, Inc., a Delaware corporation (“CVR”, and collectively with MLP and Managing GP, the “Parties” and each, a “Party”).
RECITALS
     WHEREAS, MLP is the owner, directly or indirectly, of Coffeyville Resources Nitrogen Fertilizers LLC, a Delaware limited liability company (“Fertilizer”);
     WHEREAS, CVR is the owner, directly or indirectly, of Coffeyville Resources Refining & Marketing, LLC, a Delaware limited liability company (“Refinery”);
     WHEREAS, Managing GP, in its capacity as the managing general partner of MLP, desires to engage CVR, on its own behalf and for the benefit of Fertilizer and MLP, to provide certain services necessary to operate the business conducted by Fertilizer, MLP and Managing GP (the “Services Recipients”);
     WHEREAS, Special GP, in its capacity as the special general partner of MLP, has the right to participate in the management of MLP, including through the co-appointment (with Managing GP) of the chief executive officer and chief financial officer of MLP (whether directly or as chief executive officer and chief financial officer of Managing GP) as specified in the agreement of limited partnership of MLP, and CVR (the parent of Special GP) desires to make available Mr. John J. Lipinski, its current chief executive officer, and Mr. James T. Rens, its current chief financial officer, or such of its other executive officers as it may designate in writing to the other Parties, to serve in such capacities for MLP, on the terms and conditions of this Agreement; and
     WHEREAS, CVR is willing to undertake such engagement, subject to the terms and conditions of this Agreement.
     NOW, THEREFORE, MLP, Managing GP (for itself and in its capacity as the general partner of MLP), Special GP, and CVR agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Terms. The following defined terms will have the meanings given below:
     “Administrative Personnel” means individuals who are employed by CVR or any of its Affiliates and assist in providing, as part of the Services, any of the administrative services referred to in Exhibit 1 hereto.

     “Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise (provided that, solely for purposes of this Agreement, the Services Recipients shall not be deemed Affiliates of CVR).
     “Bankrupt” with respect to any Person shall mean such Person shall generally be unable to pay its debts as such debts become due, or shall so admit in writing or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 30 days; or such Person shall take any action to authorize any of the actions set forth above.
     “CVR Representative” means such person as is designated in writing by CVR to serve in such capacity.
     “Default Rate” shall mean an interest rate (which shall in no event be higher than the rate permitted by applicable law) equal to 300 basis points over LIBOR.
     “Fertilizer” has the meaning set forth in the first Recital hereinabove.
     “Fertilizer Payroll Percentage” means, for any applicable period, the percentage represented by a fraction, the numerator of which is the total payroll amount of Fertilizer for such period, and the denominator of which is the total payroll amount of Fertilizer plus the total payroll amount of Refinery for such period, as such payroll amounts are calculated on a consistent basis for purposes of determining the Fertilizer Payroll Percentage.
     “Governmental Approval” shall mean any material consent, authorization, certificate, permit, right of way grant or approval of any Governmental Authority that is necessary for the construction, ownership and operation of the assets used in the business of the Services Recipients in accordance with applicable Laws.
     “Governmental Authority” shall mean any court or tribunal in any jurisdiction or any federal, state, tribal, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.
     “GP/MLP Representative” means such person as is designated in writing by Managing GP to serve in such capacity.

     “Laws” shall mean any applicable statute, environmental law, common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.
     “Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or other entity.
     “Personnel Costs” means all costs incurred by an employer in connection with the employment by such employer of applicable personnel, including all payroll and benefits but excluding any Share-Based Compensation.
     “Refinery” has the meaning set forth in the second Recital hereinabove.
     “Seconded Personnel” means individuals, other than Administrative Personnel, who are employed by CVR or any of its Affiliates and provided on a full-time basis to the Services Recipients in connection with provision of the Services.
     “Services” shall consist of those services performed for the Services Recipients as described on Exhibit 1 hereto.
     “Services Recipients” has the meaning set forth in the third Recital hereinabove.
     “Share-Based Compensation” means any compensation accruing or payable under any incentive or other compensation plan or program of an employer based upon changes in the equity value of such employer or any of its Affiliates.
     “Shared Personnel” means individuals, other than Administrative Personnel, who are employed by CVR or any of its Affiliates and provided on a part-time basis to the Services Recipients in connection with provision of the Services.
ARTICLE II
RETENTION OF CVR; SCOPE OF SERVICES
     Section 2.01 Retention of CVR. Managing GP, on its own behalf and for the benefit of the Services Recipients, hereby engages CVR to perform the Services and CVR hereby accepts such engagement and agrees to perform the Services and to provide all Administrative Personnel, Seconded Personnel, and Shared Personnel necessary to perform the Services.
     Section 2.02 Scope of Services. The Services shall be provided in accordance with (i) applicable material Governmental Approvals and Laws, and (ii) applicable industry standards.
     Section 2.03 Exclusion of Services. At any time, Managing GP or CVR may temporarily or permanently exclude any particular service from the scope of the Services upon 90 days notice.
     Section 2.04 Performance of Services by Affiliates or Other Persons. The Parties hereby agree that in discharging its obligations hereunder, CVR may engage any of its Affiliates or other Persons to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or Person shall be treated as if CVR performed such Services itself. No such delegation by CVR to Affiliates or other Persons shall relieve CVR of its obligations hereunder.
ARTICLE III
PAYMENT AMOUNT
     Section 3.01 Payment Amount. Managing GP shall pay or cause MLP or Fertilizer to pay, to CVR (or its Affiliates as CVR may direct) the amount of any direct or indirect expenses incurred by CVR or its Affiliates in connection with the provision of Services by CVR or its Affiliates (the “Payment Amount”), in accordance with the following:
          (a) Seconded Personnel. The Payment Amount will include all Personnel Costs of Seconded Personnel, to the extent attributable to the periods during which such Seconded Personnel are provided to the Services Recipients.
          (b) Shared Personnel. The Payment Amount will include a prorata share of all Personnel Costs of Shared Personnel, as determined by CVR on a commercially reasonable basis, based on the percent of total working time that such Shared Personnel are engaged in performing any of the Services.
          (c) Administrative Costs. The Payment Amount will include following:
               (i) Payroll. A prorata share of all Personnel Costs of Administrative Personnel engaged in performing payroll services as part of the Services, based on the Fertilizer Payroll Percentage, will be included in the Payment Amount.
               (ii) Travel. Travel expenses by Seconded Personnel, Shared Personnel or Administrative Personnel will be direct charged if applicable and a prorata share of all other travel expenses by Seconded Personnel, Shared Personnel or Administrative Personnel, based on the Fertilizer Payroll Percentage, will be included in the Payment Amount.
               (iii) Office Costs. A prorata share of all office costs (including, without limitation, all costs relating to office leases, equipment leases, supplies, property taxes and utilities) for all locations of Administrative Personnel, based on the Fertilizer Payroll Percentage, will be included in the Payment Amount.
               (iv) Insurance. Insurance premiums will be direct charged to the applicable insured, provided, however, all insurance premiums for adequate directors and officers (or equivalent) insurance for any Seconded Personnel or Shared Personnel, with liability coverage of no less than $15 million, will be included in the Payment Amount.
               (v) Outside Services. Services provided by outside vendors (including audit services, legal services, and other services) will first be direct charged where applicable, and a prorata share of charges for all services that are provided by outside vendors and not direct charged will be included in the Payment Amount based upon the following percentages of such charges: audit services — 25%; legal services — 20%; and all other services — Fertilizer Payroll Percentage.
               (vi) Other SGA Costs. A prorata share of all other sales, general and administrative costs relating to the Services Recipients, based on the Fertilizer Payroll Percentage, will be included in the Payment Amount.
               (vii) Depreciation and Amortization. A prorata share of depreciation and amortization relating to all locations of Administrative Personnel, based on the Fertilizer Payroll Percentage, will be included in the Payment Amount following recognition of such depreciation or amortization as an expense on the books and records of CVR or its Affiliates.
               (viii) Government and Public Relations. A monthly retainer of $1,000 will be included in the Payment Amount to cover routine ordinary activities of Administrative Personnel in furtherance of government and public relations for the benefit of the Services Recipients, with related activities of Administrative Personnel being charged against such retainer at the rate of $100 per hour.
               (ix) Bank Charges and Interest Expense. Bank charges and interest expense will be direct charged as applicable.
               (x) Other Costs. Other costs as reasonably incurred by CVR or its Affiliates in the provision of Services will be direct charged as applicable.
     Section 3.02 Payment of Payment Amount. CVR shall submit monthly invoices to Managing GP for the Services, which invoices shall be due and payable net 15 days. Managing GP shall pay or cause MLP or Fertilizer to pay, to CVR in immediately available funds, the full Payment Amount due under Section 3.01. Past due amounts shall bear interest at the Default Rate. Allocation percentages referred to in this Article III will be calculated and determined for calendar year or calendar quarter periods, as CVR may determine, based upon CVR’s annual audited financials, or quarterly unaudited financials, for the immediately preceding calendar year or calendar quarter, as applicable.
     Section 3.03 Disputed Charges. MANAGING GP MAY, WITHIN 90 DAYS AFTER RECEIPT OF A CHARGE FROM CVR, TAKE WRITTEN EXCEPTION TO SUCH CHARGE, ON THE GROUND THAT THE SAME WAS NOT A REASONABLE COST INCURRED BY CVR OR ITS AFFILIATES IN CONNECTION WITH THE SERVICES. MANAGING GP SHALL NEVERTHELESS PAY OR CAUSE MLP OR FERTILIZER TO PAY IN FULL WHEN DUE THE FULL PAYMENT AMOUNT OWED TO CVR. SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF THE SERVICES RECIPIENT TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID. HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE A REASONABLE COST INCURRED BY CVR OR ITS AFFILIATES IN CONNECTION WITH

ITS PROVIDING THE SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY CVR TO THE SERVICES RECIPIENTS TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE DURING THE PERIOD FROM THE DATE OF PAYMENT BY THE SERVICES RECIPIENTS TO THE DATE OF REFUND BY CVR.
     Section 3.04 CVR’s Employees. The Services Recipients shall not be obligated to pay directly to Seconded Personnel or Shared Personnel any compensation, salaries, wages, bonuses, benefits, social security taxes, workers’ compensation insurance, retirement and insurance benefits, training or other expenses; provided, however, that if CVR fails to pay any employee within 30 days of the date such employee’s payment is due:
          (a) The Services Recipients may (i) pay such employee directly, (ii) employ such employee directly, or (iii) notify CVR that this Agreement is terminated and employ such employees directly; and
          (b) CVR shall reimburse Managing GP, MLP or Fertilizer, as the case may be, for the amount Managing GP, MLP or Fertilizer, as applicable, paid to CVR with respect to employee services for which CVR did not pay any such employee.
ARTICLE IV
BOOKS, RECORDS AND REPORTING
     Section 4.01 Books and Records. CVR and its Affiliates and the Services Recipients shall each maintain accurate books and records regarding the performance of the Services and calculation of the Payment Amount, and shall maintain such books and records for the period required by applicable accounting practices or law, or five (5) years, whichever is longer.
     Section 4.02 Audits. CVR and its Affiliates and the Services Recipients shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to audit, examine and make copies of the books and records referred to in Section 4.01. Such right may be exercised through any agent or employee of the Person exercising such right if designated in writing by such Person or by an independent public accountant, engineer, attorney or other agent so designated. Each Person exercising such right shall bear all costs and expenses incurred by it in any inspection, examination or audit. Each Party shall review and respond in a timely manner to any claims or inquiries made by the other Party regarding matters revealed by any such inspection, examination or audit.
     Section 4.03 Reports. CVR shall prepare and deliver to Managing GP any reports provided for in this Agreement and such other reports as Managing GP may reasonably request from time to time regarding the performance of the Services.

ARTICLE V
INTELLECTUAL PROPERTY
     Section 5.01 Ownership by CVR and License to MLP. Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by CVR, its Affiliates or its or their employees in connection with the performance of the Services shall be the property of CVR; provided, however, that MLP shall be granted an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use such inventions or material; and further provided, however, that MLP shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default, or violation of a right or license to use such inventions or material granted to CVR by any Person other than an Affiliate of CVR. Notwithstanding the foregoing, CVR will use all commercially reasonable efforts to grant such right and license to MLP.
     Section 5.02 License to CVR and its Affiliates. MLP hereby grants, and will cause its Affiliates to grant, to CVR and its Affiliates an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by MLP or its Affiliates to CVR or its Affiliates, but only to the extent such use is necessary for the performance of the Services. CVR agrees that CVR and its Affiliates will utilize such intellectual property solely in connection with the performance of the Services.
ARTICLE VI
TERMINATION
     Section 6.01 Termination By Managing GP.
          (a) Upon the occurrence of any of the following events, Managing GP may terminate this Agreement by giving written notice of such termination to CVR:
               (i) CVR becomes Bankrupt; or
               (ii) CVR dissolves and commences liquidation or winding-up.
Any termination under this Section 6.01(a) shall become effective immediately upon delivery of the notice first described in this Section 6.01(a), or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by Managing GP.
          (b) In addition to its rights under Section 6.01(b), Managing GP may terminate this Agreement at any time by giving notice of such termination to CVR. Any termination under this Section 6.01(b) shall become effective 90 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by Managing GP.
     Section 6.02 Termination By CVR or Special GP. CVR or Special GP may terminate this Agreement at any time by giving notice of such termination to Managing GP. Any termination under this Section 6.02 shall become effective 90 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by CVR or Special GP.
     Section 6.03 Effect of Termination. If this Agreement is terminated in accordance with Section 6.01 or Section 6.02, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, and (c) the obligation to pay any portion of any Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time.
ARTICLE VII
ADDITIONAL REPRESENTATIONS AND WARRANTIES
     Section 7.01 Representations and Warranties of CVR and Special GP. Each of CVR and Special GP hereby represents, warrants and covenants to the other Parties that as of the date hereof:
          (a) Each of CVR and Special GP is duly organized, validly existing, and in good standing under the laws of the State of Delaware; each of CVR and Special GP is duly qualified and in good standing in the States required in order to perform the Services except where failure to be so qualified or in good standing could not reasonably be expected to have a material adverse impact on Managing GP or MLP; and each of CVR and Special GP has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder
          (b) Each of CVR and Special GP has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of each such Person, enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and
          (c) The authorization, execution, delivery, and performance of this Agreement by each of CVR and Special GP does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the amended and restated certificate of incorporation of CVR or the limited liability company agreement of Special GP, (B) any contract or agreement to which such Person is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which such Person is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied, except, in the case of clauses (i)(B) and (i)(C), for such conflicts, breaches, defaults or violations that would not have a material adverse effect on CVR or Special GP or on their ability to perform their obligations hereunder, and except, in the case of clause (ii), for such consents, approvals, authorizations, filings, registrations or notices, the failure of which to obtain or make would not have a material adverse effect on CVR or Special GP or on their ability to perform their obligations hereunder.

     Section 7.02 Representations and Warranties of Managing GP and MLP. Each of Managing GP and MLP hereby represents, warrants and covenants to the other Parties that as of the date hereof:
          (a) Each of Managing GP and MLP is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation; each of Managing GP and MLP has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder;
          (b) Each of Managing GP and MLP has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of each such Person enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and
          (c) The authorization, execution, delivery, and performance of this Agreement by each of Managing GP and MLP does not and will not (i) conflict with, or result in a breach, default or violation of, (A) the limited liability company agreement of Managing GP or the partnership agreement of MLP, (B) any contract or agreement to which such Person is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which such Person is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any governmental authority or other Person, unless such requirement has already been satisfied, except, in the case of clause (i)(B) and (i)(C), for such conflicts, breaches, defaults or violations that would not have a material adverse effect on Managing GP or MLP or on their ability to perform their obligations hereunder, and except, in the case of clause (ii), for such consents, approvals, authorizations, filings, registrations or notices, the failure of which to obtain or make would not have a material adverse effect on Managing GP or MLP or on their ability to perform their respective obligations hereunder.
ARTICLE VIII
ADDITIONAL REQUIREMENTS
     Section 8.01 Indemnity. The Services Recipients shall indemnify, reimburse, defend and hold harmless CVR and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives (collectively the “Indemnified Parties”), from and against all losses (including lost profits), costs, damages, injuries, taxes, penalties, interests, expenses, obligations, claims and liabilities (joint or severable) of any kind or nature whatsoever (collectively “Losses”) that are incurred by such Indemnified Parties in connection with, relating to or arising out of (i) the breach of any term or condition of this Agreement, or (ii) the performance of any Services hereunder; provided, however, that the Services Recipients shall not be obligated to indemnify, reimburse, defend or hold harmless any Indemnified Party for any Losses Incurred, by such Indemnified Party in connection with, relating to or arising out of:
          (a) a breach by such Indemnified Party of this Agreement;

          (b) the gross negligence, willful misconduct, bad faith or reckless disregard of such Indemnified Party in the performance of any Services hereunder; or
          (c) fraudulent or dishonest acts of such Indemnified Party with respect to the Services Recipients.
The rights of any Indemnified Party referred to above shall be in addition to any rights that such Indemnified Party shall otherwise have at law or in equity. Without the prior written consent of the Services Recipients, no Indemnified Party shall settle, compromise or consent to the entry of any judgment in, or otherwise seek to terminate any, claim, action, proceeding or investigation in respect of which indemnification could be sought hereunder unless (a) such Indemnified Party indemnifies the Services Recipients from any liabilities arising out of such claim, action, proceeding or investigation, (b) such settlement, compromise or consent includes an unconditional release of the Services Recipients and Indemnified Party from all liability arising out of such claim, action, proceeding or investigation and (c) the parties involved agree that the terms of such settlement, compromise or consent shall remain confidential. In the event that indemnification is provided for under any other agreements between CVR or any of its Affiliates and any of the Services Recipients or any of their Affiliates, and such indemnification is for any particular Losses, then such indemnification (and any limitations thereon) as provided in such other agreement shall apply as to such particular Losses and shall supersede and be in lieu of any indemnification that would otherwise apply to such particular Losses under this Agreement.
     Section 8.02 Limitation of Duties and Liability. The relationship of CVR to the Services Recipients pursuant to this Agreement is as an independent contractor and nothing in this Agreement shall be construed to impose on CVR, or on any of its Affiliates, or on any of their respective successors and permitted assigns, or on their respective employees, officers, members, managers, directors, agents and representatives, an express or implied fiduciary duty. CVR and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives, shall not be liable for, and the Services Recipients shall not take, or permit to be taken, any action against any of such Persons to hold such Persons liable for, (a) any error of judgment or mistake of law or for any liability or loss suffered by the Services Recipients in connection with the performance of any Services under this Agreement, except for a liability or loss resulting from gross negligence, willful misconduct, bad faith or reckless disregard in the performance of the Services, or (b) any fraudulent or dishonest acts with respect to the Services Recipients. In no event, whether based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise, shall CVR or its Affiliates, their respective successors and permitted assigns, or their respective employees, officers, members, managers, directors, agents and representatives, be liable for loss of profits or revenue or special, incidental, exemplary, punitive or consequential damages.
     Section 8.03 Reliance. CVR and its Affiliates and their respective successors and permitted assigns, together with their respective employees, officers, members, managers, directors, agents and representatives, may take and may act and rely upon:
          (a) the opinion or advice of legal counsel, which may be in-house counsel to the Services Recipients or to CVR or its Affiliates, any U.S.-based law firm, or other legal counsel reasonably acceptable to the Boards of Directors of the Services Recipients, in relation to the interpretation of this Agreement or any other document (whether statutory or otherwise) or generally in connection with the Services Recipients;
          (b) advice, opinions, statements or information from bankers, accountants, auditors, valuation consultants and other consulted Persons who are in each case believed by the relying Person in good faith to be expert in relation to the matters upon which they are consulted; or
          (c) any other document provided in connection with the Services Recipients upon which it is reasonable for the applicable Person to rely.
A Person shall not be liable for anything done, suffered or omitted by it in good faith in reliance upon such opinion, advice, statement, information or document.
     Section 8.04 Services to Others. While CVR is providing the Services under this Agreement, CVR shall also be permitted to provide services, including services similar to the Services covered hereby, to others, including Affiliates of CVR.
     Section 8.05 Transactions With Affiliates. CVR may recommend to the Services Recipients, and may engage in, transactions with any of CVR’s Affiliates; provided, that any such transactions shall be subject to the authorization and approval of the Services Recipients’ Boards of Directors, as applicable.
     Section 8.06 Sharing of Information. CVR, and its Affiliates and other agents or representatives, shall be permitted to share Services Recipients’ information with its Affiliates and other Persons as reasonably necessary to perform the Services, subject to appropriate and reasonable confidentiality arrangements.
     Section 8.07 Disclosure of Remuneration. CVR shall disclose the amount of remuneration of the Chief Financial Officer and any other officer or employee shared with or seconded to the Services Recipients, including the Chief Executive Officer, to the Boards of Directors of the Services Recipients to the extent required for the Services Recipients to comply with the requirements of applicable law, including applicable Federal securities laws.
     Section 8.08 Additional Seconded Personnel or Shared Personnel. CVR and the Services Recipients’ Boards of Directors may agree from time to time that CVR shall provide additional Seconded Personnel or Shared Personnel, upon such terms as CVR and the Services Recipients’ Board of Directors may mutually agree. Any such individuals shall have such titles and fulfill such functions as CVR and the Services Recipients may mutually agree but subject to compliance with the agreement of limited partnership of MLP.
     Section 8.09 Plant Personnel. Personnel performing the actual day-to-day business and operations of Fertilizer at the plant level will be employed by Fertilizer and Fertilizer will bear all Personnel Costs or other costs relating to such personnel.
     Section 8.10 Election. The Services Recipients shall cause the election of any Seconded Personnel or Shared Personnel to the extent required by the organizational documents of the Services Recipients. The Services Recipients’ Board of Directors, after due consultation with CVR, may at any time request that CVR replace any Seconded Personnel and CVR shall, as promptly as practicable, replace any individual with respect to whom such Board of Directors shall have made its request, subject to the requirements for the election of officers under the organizational documents of the Services Recipients but subject to compliance with the agreement of limited partnership of MLP.
ARTICLE IX
DISPUTES
     Section 9.01 Resolution of Disputes. The Parties shall in good faith attempt to resolve promptly and amicably any dispute between the Parties arising out of or relating to this Agreement (each a “Dispute”) pursuant to this Article IX. The Parties shall first submit the Dispute to the CVR Representative and the GP/MLP Representative, who shall then meet within fifteen (15) days to resolve the Dispute. If the Dispute has not been resolved within forty-five (45) days after the submission of the Dispute to the CVR Representative and the GP/MLP Representative, the Dispute shall be submitted to a mutually agreed non-binding mediation. The costs and expenses of the mediator shall be borne equally by the Parties, and the Parties shall pay their own respective attorneys’ fees and other costs. If the Dispute is not resolved by mediation within ninety (90) days after the Dispute is first submitted to the CVR Representative and the GP/MLP Representative as provided above, then the Parties may exercise all available remedies.
     Section 9.02 Multi-Party Disputes. The Parties acknowledge that they or their respective affiliates contemplate entering or have entered into various additional agreements with third parties that relate to the subject matter of this Agreement and that, as a consequence, Disputes may arise hereunder that involve such third parties (each a “Multi-Party Dispute”). Accordingly, the Parties agree, with the consent of such third parties, that any such Multi-Party Dispute, to the extent feasible, shall be resolved by and among all the interested parties consistent with the provisions of this Article IX.
ARTICLE X
MISCELLANEOUS
     Section 10.01 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile, telegram, telex, cablegram or similar transmission; and a notice, request or consent given under this Agreement is effective on receipt by the Party to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next business day. All notices, requests and consents to be sent to MLP must be sent to Managing GP. All notices, requests and consents (including copies thereof) to be sent to Managing GP must be sent to or made at the address given below for Managing GP.

If to Managing GP or MLP, to:	With a copy to:

Kevan A. Vick	Edmund S. Gross,
Executive Vice President and	Vice President and General Counsel
Fertilizer General Manager	CVR Energy, Inc.
10 E. Cambridge Circle, Ste. 250	10 E. Cambridge Circle, Ste. 250
Kansas City, Kansas 66103	Kansas City, Kansas 66103
Facsimile: (913) 981-0000	Facsimile: (913) 981-0000

If to CVR or Special GP, to:	With a copy to:

John J. Lipinski	Edmund S. Gross,
President and CEO	Vice President and General Counsel
2277 Plaza Drive	CVR Energy, Inc.
Suite 500	10 E. Cambridge Circle, Ste. 250
Sugar Land, Texas 77479	Kansas City, Kansas 66103
Facsimile: (281) 207-3491	Facsimile: (913) 981-0000
     Section 10.02 Effect of Waiver or Consent. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Party in the performance by that Party of its obligations under this Agreement is not a consent or waiver to or of any other breach or default in the performance by that Party of the same or any other obligations of that Party under this Agreement. Except as otherwise provided in this Agreement, failure on the part of a Party to complain of any act of another Party or to declare another Party in default under this Agreement, irrespective of how long that failure continues, does not constitute a waiver by that Party of its rights with respect to that default until the applicable statute-of-limitations period has run.
     Section 10.03 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and will not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole, and not to any particular provision of this Agreement. All references herein to Articles and Sections will, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement, respectively. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, will include all other genders, and the singular will include the plural and vice versa. The terms “include,” “includes,” “including” or words of like import will be deemed to be followed by the words “without limitation.”
     Section 10.04 Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
     Section 10.05 No Third Party Rights. The provisions of this Agreement are intended to bind the parties signatory hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
     Section 10.06 Counterparts. This Agreement may be executed in any number of counterparts, all of which together will constitute one agreement binding on the Parties.
     Section 10.07 Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS.
     Section 10.08 Submission to Jurisdiction; Waiver of Jury Trial. Subject to the provisions of Article IX, each of the Parties hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to any of the obligations arising under or relating to this Agreement may be brought in the courts of the State of Kansas, or in the United States District Court for the District of Kansas and each of the Parties hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each Party hereby further irrevocably waives any claim that any such courts lack jurisdiction over such Party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in any of the aforesaid courts, that any such court lacks jurisdiction over such Party. Each Party irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices set forth in this Agreement, such service to become effective ten (10) days after such mailing. Each Party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby that service of process was in any way invalid or ineffective. The foregoing shall not limit the rights of any Party to serve process in any other manner permitted by applicable law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Kansas for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective Parties. Each of the Parties hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect this Agreement. To the fullest extent permitted by applicable law, each of the Parties hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in any of the courts referred to in this Section 10.08 and hereby further irrevocably waives and agrees not to plead or claim that any such court is not a convenient forum for any such suit, action or proceeding. The Parties agree that any judgment obtained by any Party or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such Party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law. The Parties agree that the remedy at law for any breach of this Agreement may be inadequate and that should any dispute arise concerning any matter hereunder, this Agreement shall be enforceable in a court of equity by an injunction or a decree of specific performance. Such remedies shall, however, be cumulative and nonexclusive, and shall be in addition to any other remedies which the Parties may have. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.08.
     Section 10.09 Remedies to Prevailing Party. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.
     Section 10.10 Severability. If any provision of this Agreement or the application thereof to any Person or any circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     Section 10.11 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties.
     Section 10.12 Integration. This Agreement and the exhibit referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter. This Agreement and such exhibit contain the entire understanding of the Parties with respect to its subject matter. In the case of any actual conflict or inconsistency between the terms of this Agreement and the agreement of limited partnership of MLP, the terms of the agreement of limited partnership of MLP shall control. No understanding, representation, promise or agreement, whether oral or written, is intended to be or will be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.
     Section 10.13 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.
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     IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

CVR PARTNERS, LP
By:	CVR GP, LLC its Managing General Partner

By:	/s/ Kevan A. Vick
	Name:	Kevan A. Vick
	Title:	Executive Vice President and Fertilizer General Manager

CVR GP, LLC
By:	/s/ Kevan A. Vick
	Name:	Kevan A. Vick
	Title:	Executive Vice President and Fertilizer General Manager

CVR SPECIAL GP, LLC
By:	Coffeyville Resources, LLC
its sole member

By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer and Treasurer

CVR ENERGY, INC.
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer and Treasurer

Services Agreement
Signature Page

Exhibit 1
     The Services shall include the following:
•	services in capacities equivalent to the capacities of corporate executive officers, except that the persons serving in such capacities shall serve in such capacities as Shared Personnel on a shared, part-time basis only, unless and to the extent otherwise agreed by CVR;

•	safety and environmental advice;

•	administrative and professional services, including legal, accounting, human resources, insurance, tax, credit, finance, government affairs, and regulatory affairs;

•	manage the Services Recipients’ day-to-day business and operations, including managing its liquidity and capital resources and compliance with applicable law;

•	establishing and maintaining books and records of the Services Recipients in accordance with customary practice and GAAP;

•	recommend to the Services Recipients’ Board of Directors (x) capital raising activities, including the issuance of debt or equity securities of the Services Recipients, the entry into credit facilities or other credit arrangements, structured financings or other capital market transactions, (y) changes or other modifications in the capital structure of the Services Recipients, including repurchases;

•	recommend to the Services Recipients’ Board of Directors the engagement of or, if approval is not otherwise required hereunder, engage agents, consultants or other third party service providers to the Services Recipients, including accountants, lawyers or experts, in each case, as may be necessary by the Services Recipients from time to time;

•	manage the Services Recipients’ property and assets in the ordinary course of business;

•	manage or oversee litigation, administrative or regulatory proceedings, investigations or any other reviews of the Services Recipients’ business or operations that may arise in the ordinary course of business or otherwise, subject to the approval of the Services Recipients’ Board of Directors to the extent necessary in connection with the settlement, compromise, consent to the entry of an order or judgment or other agreement resolving any of the foregoing;

•	establish and maintain appropriate insurance policies with respect to the Services Recipients’ business and operations;

•	recommend to the Services Recipients’ Board of Directors the payment of dividends or other distributions on the equity interests of the Services Recipients;

•	attend to the timely calculation and payment of taxes payable, and the filing of all taxes return due, by the Services Recipients; and

•	manage or provide advice or recommendations for other projects of the Services Recipients, as may be agreed to between Managing GP and CVR from time to time.